Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

SECOND FISCAL QUARTER 2005 OPERATING RESULTS

Warren, PA. April 20, 2005/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the second fiscal quarter and six month period ended February 28, 2005.

During the Quarter ended February 28, 2005, the Company reviewed its application of generally accepted accounting principles for inventory pricing. The Company has subsequently decided to restate its previously issued financial statements for the three and six month periods ended February 29, 2004. Historically, during interim periods, the Company has recorded a portion of its refined product inventories at net realizable value, reduced by the LIFO Reserve. The Company has revised its financial statements to record all refined product inventories using the first-in first-out (FIFO) cost, reduced by the LIFO Reserve. The resulting revised financial statements have no impact on reported cash flows or on fiscal year end Audited Financial Statements.

Net sales for the three months ended February 28, 2005 and February 29, 2004 were $384.8 million and $327.0 million, respectively. This was an increase of $57.8 million or 17.7% over the prior year period quarter. Net sales for the six months ended February 28, 2005 and February 29, 2004 were $810.8 million and $657.8 million, respectively, which was an increase of $153.0 million or 23.3% over the prior year period. Increases in net sales for both the quarter and six months ended February 28, 2005 were due primarily to increases in selling prices attributed to increased worldwide crude oil prices.

Operating income/loss for the three months ended February 28, 2005 was a loss of $19.6 million or a decrease of $24.5 million from operating income of $4.9 million for the quarter ended February 29, 2004. Operating income for the six months ended February 28, 2005 was a loss of $3.4 million, a decrease of $20.2 million from the $16.8 million in operating income for the six months ended February 29, 2004.

Earnings before Interest, Income Taxes, Depreciation and Amortization (EBITDA) for the three months ended February 28, 2005 decreased $24.4 million to a negative $15.4 million from $9.0 million as of February 29, 2004. EBITDA decreased $19.9 million for the six months ended February 28, 2005, to $4.7 million from $24.6 million for the six months ended February 29, 2004.

The Company’s earnings are very sensitive to changes in energy prices. Shifts in the cost of crude oil and the price of refined products can result in large changes in operating margins. These prices also determine the carrying value of the refinery’s inventories.

Monthly average NYMEX crude price during the final month of the second quarter was $48.05/BBL versus $53.09/BBL in the final month of first quarter. This decrease in crude and related petroleum product prices was a major factor in the negative inventory valuation adjustment in the second quarter, which impacted earnings substantially.

Additionally, the large amount of asphalt inventory at February 28, 2005, which is valued at cost, will be sold in the Third and Fourth Quarters of Fiscal Year 2005 at summer asphalt prices, which are seasonally much higher than the inventory price at February 28, 2005. With respect to asphalt inventories on hand as of February 28, 2005, based on the trend of current market prices for asphalt, the Company expects to recognize $13-$15 million in gross profit based on asphalt sales in the remaining quarters of fiscal 2005.

United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(dollars in thousands)

		Three Months Ended February 29, 2004
	Three Months Ended February 28, 2005	As Previously Reported	Restatement Adjustments	As Restated
Net Sales	$384,789	$326,965	—	$326,965
Operating Income/<Loss>	$(19,572)	$6,243	$(1,343)	$4,900
Net Income/<Loss>	$(15,350)	$527	$(802)	$(275)
Income Tax Expense <Benefit>	$(10,212)	$352	$(541)	$(189)
EBITDA (1)	$(15,350)	$10,330	$(1,343)	$8,987

		Six Months Ended February 29, 2004
	Six Months Ended February 28, 2005	As Previously Reported Restated	Restatement Adjustments	As Restated
Net Sales	$810,842	$657,780	—	$657,780
Operating Income/<Loss>	$(3,445)	$19,347	$(2,556)	$16,791
Net Income/<Loss>	$(9,287)	$4,984	$(1,526)	$3,458
Income Tax Expense <Benefit>	$(6,178)	$3,363	$(1,030)	$2,333
EBITDA (1)	$4,743	$27,120	$(2,556)	$24,564

(1)	EBITDA RECONCILIATION

UNITED REFINING COMPANY

(dollars in thousands)

		Three Months Ended February 29, 2004
	Three Months Ended February 28, 2005	As Previously Reported	Restatement Adjustments	As Restated
Net Income	$(15,350)	$527	$(802)	$(275)
Interest Expense	$5,957	$5,304	—	$5,304
Income Tax Expense<Benefit>	$(10,212)	$352	$(541)	$(189)
Depreciation	$3,343	$3,203	—	$3,203
Amortization	$912	$944	—	$944
EBITDA	$(15,350)	$10,330	$(1,343)	$8,987

		Six Months Ended February 29, 2004
	Six Months Ended February 28, 2005	As Previously Reported	Restatement Adjustments	As Restated
Net Income	$(9,287)	$4,984	$(1,526)	$3,458
Interest Expense	$11,702	$10,480	—	$10,480
Income Tax Expense<Benefit>	$(6,178)	$3,363	$(1,030)	$2,333
Depreciation	$6,685	$6,407	—	$6,407
Amortization	$1,821	$1,886	—	$1,886
EBITDA	$4,743	$27,120	$(2,556)	$24,564

United operates a 65,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 373 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 726-4674